FILED PURSUANT TO RULE 424(B)(3)
                        --------------------------------
                           REGISTRATION NO. 333-117018
                           ---------------------------


                                   PROSPECTUS

                                 NOVA OIL, INC.
                         764,500 SHARES OF COMMON STOCK

                          ($0.001 par value per share)

We are registering our common stock for resale by the selling stockholders identified in this prospectus and 69,500 shares of common stock issuable upon the exercise of warrants issued to certain of those shareholders. We will not receive any of the proceeds from the sale of shares by the selling stockholders, other than payment of the exercise price of the warrants. We will pay all expenses in connection with this offering, other than commissions and discounts of underwriters, dealers or agents.

The selling shareholders will sell their shares at prevailing market prices or privately negotiated prices.

Public Securities, Inc. may act as the selling agent for the Selling Shareholders and receive no more than a maximum commission of eight percent.

Our shares of common stock are listed on the Over-the-Counter Bulletin Board
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operated by the Nasdaq Stock Market,Inc. under the symbol "NVAO".
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INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS," BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


The date of this Prospectus is August 15, 2004, as amended to April 22, 2005.
                                                              --------------

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH ANY OFFERING OF THESE SHARES OF COMMON STOCK. THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITY OTHER THAN THESE SHARES OF COMMON STOCK AND IT IS NOT SOLICITING AN OFFER TO BUY ANY SECURITY OTHER THAN THESE SHARES OF COMMON STOCK. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES OF COMMON STOCK TO ANY PERSON AND IT IS NOT SOLICITING AN OFFER FROM ANY PERSON TO BUY THESE SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE TO THAT PERSON IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS, EVEN THOUGH THIS PROSPECTUS IS DELIVERED OR THESE SHARES OF COMMON STOCK ARE OFFERED OR SOLD ON A LATER DATE.

                                TABLE OF CONTENTS

                                                                            1
WHERE YOU CAN FIND MORE INFORMATION
                                                                            1
FORWARD-LOOKING STATEMENTS
                                                                            1
SUMMARY
                                                                            2
SUMMARY FINANCIAL DATA
                                                                            2
RISK FACTORS
                                                                            8
USE OF PROCEEDS
                                                                            8
PLAN OF DISTRIBUTION
                                                                           10
DETERMINATION OF OFFERING PRICE
                                                                           10
SELLING SHAREHOLDERS
                                                                           12
OUR BUSINESS
                                                                           14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                                                                           17
OUR PROPERTY
                                                                           17
DIRECTORS, OFFICERS, PROMOTERS AND CONTROL PERSONS
                                                                           18
EXECUTIVE COMPENSATION
                                                                           20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                                                                           21
DESCRIPTION OF SECURITIES
                                                                           23
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
                                                                           23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                                                                           24
LITIGATION
                                                                           24
INDEMNIFICATION
                                                                           24
LEGAL MATTERS
                                                                           24
EXPERTS
                                                                           25
GLOSSARY OF CERTAIN TERMS
                                                                           25
INCOME TAX CONSEQUENCES
                                                                           26
FINANCIAL STATEMENTS

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of such public reference room. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the SEC's web site at http://www.sec.gov.

                           FORWARD LOOKING STATEMENTS

The statements included in this Prospectus regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements. You can identify forward-looking statements by terminology including "could," "may," "will," "should," "except," "plan," "expect," "project," "estimate," "predict," "anticipate," "believes", "intends", "future", "will likely result", "will continue", and the negative of these terms or other comparable terminology. Such statements are based upon our current expectations and involve a number of risks and uncertainties and should not be considered as guarantees of future performance. These statements include, without limitation, statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions and investments and the adequacy of our available cash resources. These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Readers are cautioned not to place undue reliance on these forward looking statements.

                                     SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read the entire prospectus carefully, including the "Risks Factors" section and the remainder of the prospectus, before making an investment decision. In this prospectus we refer to Nova Oil, Inc. as "Nova Oil," "Company," "we," "our" and "us."

NOVA OIL, INC.

Nova Oil is a Nevada Company that was organized for the purpose of acquiring and developing crude oil and natural gas properties. We own interests in two oil wells in the state of Texas: the Smith Boswell #1 and the Steinbach Unit #1.

Since commencing operations in 2000, we have not generated any net income from our oil and gas operations, and we have funded our operations primarily through the private sale of equity securities or the exercise of stock options. We will need to raise additional funds in the future to continue our operations.

Our administrative office is located at 17922 N. Hatch Rd., Colbert, Washington 99005-9377, telephone number (509) 466-0576, and our FAX number is (509) 466-6931.

Our fiscal year end is December 31.

THE OFFERING

The selling stockholders are offering for resale 695,000 shares of our common stock that they currently own. We will not be involved in the offer and sale of these shares other than registering such shares pursuant to this prospectus.

We agreed to register the 69,500 shares of common stock underlying the warrants issued to Public Securities, as a selling stockholder. An agreement with Public Securities provides that if we decide to file a registration statement, we must register for resale of all the warrants and shares of Public Securities. This prospectus is part of the registration statement filed to meet our obligations under the registration rights.

Our shares of common stock are quoted on the Over-the-Counter Bulletin Board operated by the Nasdaq Stock Market, Inc. under the symbol "NVAO".

                             SUMMARY FINANCIAL DATA

                                                          FOR THE YEAR ENDED
                                                           DECEMBER 31, 2004


              Statement of Expenses Data:

              Sales of Oil                                     $17,570
              Operating Expenses                               (55,276)
              Interest Income                                      375

              Net Loss                                         $37,331

                                                                AS OF
                                                          DECEMBER 31, 2004

              Balance Sheet Data:

              Total Assets                                     $71,664
              Total Liabilities                                $12,768
              Stockholders Equity (deficit)                    $58,896



                                  RISK FACTORS

AN INVESTMENT IN OUR SHARES BEING OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN DECIDING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS

      o   oil and natural gas prices and price volatility;

     o   amount of oil and natural gas production;

     o   costs of production;

     o   remediation, reclamation, and environmental costs;

     o   regulatory matters;

     o   cash flow;

     o   revenue calculations;

     o   the nature and availability of financing; and

     o   acquisition risks.

IF ANY OF THE EVENTS OR CIRCUMSTANCES DESCRIBED IN THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION, OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED AND THE PRICE OF OUR COMMON STOCK COULD DECLINE.

OUR ACQUISITION EFFORTS MAY BE ADVERSELY AFFECTED BY OIL AND/OR NATURAL GAS PRICE VOLATILITY CAUSING US TO CEASE OUR ACQUISITION EFFORTS.

The success of our oil wells will be derived in part from the price of crude oil and natural gas. Crude oil and natural gas prices fluctuate widely and are affected by numerous factors including:

     o   expectations for inflation;

     o   speculative activities;

     o   relative exchange rate of the U.S. dollar;

     o   global and regional demand and production;

     o   political and economic conditions; and

     o   production costs in major producing regions.

These factors are beyond our control and are impossible for us to predict.

The following table discloses that the prices of West Texas/New Mexico Intermediate crude oil (per barrel) and natural gas (per thousand cubic feet) have risen from January through June 2002, 2003 and 2004.

          JANUARY - JUNE 2002                     JANUARY - JUNE 2003                     JANUARY - JUNE 2004
      CRUDE OIL(1) NATURAL GAS(2)             CRUDE OIL(1) NATURAL GAS(2)             CRUDE OIL(1) NATURAL GAS(2)
      ---------------------------             ---------------------------             ---------------------------
       $16.5161        $2.50                    $29.5161         $4.47                  $30.8306         $5.53
        17.6071         2.19                     32.3839          5.45                   31.2328          5.15
        21.3306         2.40                     29.9919          6.69                   33.4919          4.97
        22.9500         2.94                     25.0250          4.71                   33.3583          5.20
        23.7903         2.94                     24.8790          4.97                   36.8065          5.63
        22.4500         2.96                     27.2333          5.35                   34.8750          5.85

(1) Source: Koch Supply & Trading, L.P.; www.ksandt.com/crude.asp
(2) Source: U.S. Energy Information Administration;
http://tonto.eia.doe.gov/dnav/ng/hist/n9190us3M.htm

The above prices may likely decline in the future.

WE BELIEVE THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

We have never generated net income from our oil production operations and we have incurred significant net losses in each year since inception. Our accumulated deficit as of December 31, 2004 was $92,315. We expect to continue to incur substantial additional losses for the foreseeable future, and we may never become profitable. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to locate a profitable oil and natural gas property, our ability to generate positive net revenues and our ability to reduce our operating costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because our operating costs exceed revenue with our two existing oil wells. We cannot guarantee that our revenues will exceed operating expenses in the future. We also cannot guarantee that our future oil and gas acquisitions will result in a positive net revenue. Continued failure to generate revenues could cause us to go out of business.

Our financial statements for the year ended December 31, 2004, were audited by our Independent Registered Public Accounting Firm, whose report includes an explanatory paragraph stating that the financial statements have been prepared assuming we will continue as a going concern and that we have incurred operating losses since inception that raise substantial doubt about our ability to continue as a going concern.

We believe that there is substantial doubt about our ability to continue as a going concern due to our total accumulated deficit of $92,315 as of December 31, 2004. Our plans for our continuation as a going concern include financing our operations through sales of unregistered common stock and the exercising of stock options by our officers, directors and originators. If we are not successful with our plans, investors could then lose all or a substantial portion of their investment.

WE MUST RAISE CAPITAL TO CONTINUE OUR OPERATIONS, AND IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO CONTINUE OUR EXPLORATION EFFORTS AND MAY HAVE TO CEASE OPERATIONS.

At December 31, 2004, our cash and cash equivalents were $35,591. We anticipate that revenue derived from the Company's on-going oil production and sales, cash-on-hand at year end December 31, 2004, and proceeds from the exercise of options granted during 2002, should provide sufficient operating capital for the upcoming twelve months. However, we have based this estimate on assumptions that may prove to be wrong, and we cannot assure that estimates and assumptions will remain unchanged. For example, we are currently assuming that we may engage in further acquisition efforts over the next 12 months without any significant staff or other resources. To the extent we may acquire additional oil and/or natural gas properties, we will need to raise additional capital to fund acquisition costs. Our future liquidity and capital requirements will depend on many factors, including timing, cost and progress of our acquisition efforts, our evaluation of, and decisions with respect to, our strategic alternatives, and costs associated with the regulatory approvals. If it turns out that we do not have enough money to complete our acquisition programs, we will try to raise additional funds from a public offering, another private placement or from the exercising of stock options by our officers, directors and originators. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money, and can't raise it, we will have to suspend or cease operations.

We believe that additional financing will be required in the future to fund our operations. We do not know whether additional financing will be available when needed or on acceptable terms, if at all. If we are unable to raise additional financing when necessary, we may have to delay our property acquisition efforts and be forced to cease operations.

WE MUST REPLACE OUR RESERVES AND IF WE CANNOT WE WILL HAVE TO CEASE OPERATIONS.

All of our oil properties contain developed oil reserves. Additional drilling will be necessary in future years both to maintain production levels and to define the extent and recoverability of existing reserves. Our present oil wells may not continue to produce at current or anticipated rates of production, development drilling may not be successful, production of oil and gas may not commence when expected, there may be unfavorable markets for oil and gas produced in the future or that prior production rates cannot be maintained. If we are unable to develop or produce reserves for continued production at current rates, you could lose all or a substantial portion of your investment.

THERE ARE MANY RISKS IN DRILLING OIL AND GAS WELLS

The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and well servicing companies. Our wells may be shut-in for lack of a market until a pipeline or gathering system with available capacity is extended into our area. Our oil wells may have production curtailed until production facilities and delivery arrangements are acquired or developed for them. The affect of one or more of the above factors can result in you losing all or a substantial portion of your investment.

OIL AND GAS PRODUCTION EQUIPMENT IS SUBJECT TO BREAKDOWN.

Oil and gas production depends on machinery that may breakdown. Breakdowns require halting production while repairs are made. The combination of expense of repair and loss of revenue while repairs are being made can result in investors losing all or a substantial portion of their investment.

WE FACE INTENSE COMPETITION FROM OTHER NATURAL RESOURCE COMPANIES FOR THE ACQUISITION OF NEW PROPERTIES.

The oil and natural gas industry is highly competitive. We compete with others for property acquisitions and for opportunities to explore or to develop and produce oil and natural gas. We face strong competition from many companies and individuals with greater capital, financial resources and larger technical staffs. We face strong competition in procuring services from a limited pool of laborers, drilling service contractors and equipment vendors. If we are unable to compete, you can lose all or a substantial portion of your investment.

WE ARE ONLY A NON-OPERATOR PARTICIPANT IN NATURAL RESOURCES PROPERTIES.

All decisions concerning oil and gas projects owned currently by us are made by D-MIL Production, Inc., of Argyle, Texas, and not us. We have an operating agreement with D-MIL Production ("D-MIL") under which D-MIL makes all decisions related to daily operation of the Smith-Boswell #1 and Steinbach Unit #1 wells. If D-MIL Production is, for whatever reason, unable to continue as operator of our wells, and if we are unable to secure the services of an operator for our wells over an extended period of time, there will be a decrease in the production and sale of oil and you will experience a substantial decline in the value of your investment.

WE MAY NOT CARRY SUFFICIENT INSURANCE.

Our oil well operator maintains general liability insurance but it may not cover all future claims. If a large claim is successfully asserted against us, we might not be covered by insurance, or we might be covered but the claim may cause us to pay much higher insurance premiums or a large deductible or co-payment. Furthermore, regardless of the outcome, litigation involving our operations or even insurance companies disputing coverage could divert our attentions and energies away from operations. The nature of the oil and gas business involves a variety of operating hazards such as fires, explosions, cratering, blow-outs, adverse weather conditions, pollution and environmental risks, encountering formations with abnormal pressures, and, in horizontal wellbores, the increased risk of mechanical failure and collapsed holes, the occurrence of any of which could result in substantial losses to us.

OUR RESERVES ARE UNCERTAIN.

Estimating our reserves involves many uncertainties, including factors beyond our control. There are uncertainties inherent in estimating quantities of proved oil and natural gas reserves since petroleum engineering is not an exact science. Estimates of commercially recoverable oil and gas reserves and of the future net cash flows from them are based upon a number of variable factors and assumptions including:

     o historical production from the properties compared with production from other producing properties;

     o   the effects of regulation by governmental agencies;

     o   future oil and gas prices; and

     o future operating costs, severance and excise taxes, abandonment costs, development costs and workover and remedial costs.

If our reserves become unexpectedly depleted we could suffer substantial losses and you could lose your investment

ENVIRONMENTAL RISKS

We are subject to laws and regulations that control the discharge of materials into the environment, require removal and cleanup in certain circumstances, require the proper handling and disposal of waste materials or otherwise relate to the protection of the environment. In operating and owning petroleum interests, we may be liable for damages and the costs of removing hydrocarbon spills for which it is held responsible. Laws relating to the protection of the environment have in many jurisdictions become more stringent in recent years and may, in certain circumstances, impose strict liability, rendering us liable for environmental damage without regard to negligence or fault on the part of us. Such laws and regulations may expose us to liability for the conduct of, or conditions caused by, others or for acts of us that were in compliance with all applicable law at the time such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our business.

INDEMNITIES MAY BE UNENFORCEABLE OR UNCOLLECTABLE.

Our operating agreements with participants in a property provide for our indemnification as operator. Such indemnification may not be enforceable or a participant may not be financially able in all circumstances to comply with their indemnification obligations, or we may not be able to obtain such indemnification agreements in the future. The failure to obtain enforceable indemnification agreements or a participants inability to indemnify us, may cause us to assume all operating costs of a property. Such a result would cause us to become insolvent. Investors would lose all or a substantial portion of their investment.

WE MIGHT HAVE DEFECTIVE TITLES.

The possibility exists that title to one or more of our properties may be lost due to an omission in the claim of title, such as unperfected and unrecorded liabilities, or assignments of interests. We do not maintain title insurance. If title to one or more of our properties is lost, we could cease operations and face possible legal action and our investors would lose a substantial value of their investment.

WE HAVE A LIMITED OPERATING HISTORY.

We first acquired our working interests in producing oil wells in the 4th quarter of 2000. No additional wells have been acquired. Because of our limited operating history, we face a risk that future acquisitions and/or development of oil wells may be unsuccessful. Stockholders would then experience a substantial decline in the value of their investment.

OUR MANAGEMENT LACKS EXPERIENCE IN THE OIL AND GAS INDUSTRY.

Our Management and the Board of Directors do not have prior experience in the oil and gas industry. They do have extensive work experience in geology, land acquisition, leasing properties for natural resource extraction (mining), and business management. The lack of experience in the oil and gas industry may impair our ability to evaluate and make decisions involving our current operations and any future projects we may undertake in the oil and gas industry. Such impairment may result in a decrease in the value of the stockholders' investment.

OUR OFFICERS CAN ONLY DEVOTE LIMITED TIME TO COMPANY OPERATIONS.

Two of our 3 officers are self-employed. If two of our officers can not perform the duties and responsibilities necessary for our success and development, investors could experience a substantial decline in the value of their investment.

RISKS RELATED TO OUR BUSINESS

OUR EFFORTS TO ACQUIRE ADDITIONAL OIL AND GAS PROPERTIES MAY NOT BE SUCCESSFUL.

Natural resource exploration and acquisition, particularly for oil and natural gas, is highly speculative. It involves many risks and is often nonproductive. Even if we find valuable deposits, we may not be able to acquire them for a reasonable price.

If we are successful in acquiring additional oil and gas properties, operating expenses may rise unexpectedly, or prices may drop, resulting in the properties not being able to produce net revenue.

OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY RISKS AND HAZARDS ASSOCIATED WITH THE OIL AND GAS INDUSTRY.

Our business is subject to a number of risks and hazards including:

     o   environmental hazards;

     o   political risks;

     o   industrial accidents;

     o   changing regulations; and

     o   equipment failure; and

     o   flooding due to inclement or hazardous weather conditions.

Such risks could result in:

     o   the halting of production;

     o   personal injury;

     o   environmental damage;

     o   delays in acquisition efforts;

     o   monetary losses; and

     o   legal liability.

It is possible that our general liability insurance is not sufficient to shield us from such risks. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remedying an environmental problem, we might be required to suspend operations or enter into other interim compliance measures.

WE FACE SUBSTANTIAL GOVERNMENTAL REGULATION AND ENVIRONMENTAL RISKS, WHICH COULD PREVENT US FROM OPERATING OUR PROPERTIES.

Our business is subject to extensive federal, state and local laws and regulations governing development, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations, drilling safety and other matters. New legislation and regulations may be adopted at any time that results in additional operating expense, capital expenditures or restrictions and delays in the drilling, production or development of our properties. Additional matters that are, or have been from time to time, subject to governmental regulation include land tenure, royalties, production rates, spacing, completion procedures, water injections, utilization, the maximum price at which products could be sold, energy taxes and the discharge of materials into the environment. We maintain no reserves for environmental costs. Various laws and permits require that financial assurances be in place for certain environmental and reclamation obligations and other potential liabilities. Texas law imposes a requirement of a $50,000 bond for our oil/gas wells. Currently any bond or permit costs are paid as part of our operating costs of our wells. If we continue to experience extraordinary operating expenses , we may not be able to continue to afford the financial assurances to continue operating our wells, due to noncompliance with environmental regulations.

RISKS RELATED TO OUR COMMON STOCK

WE MAY CONDUCT FURTHER OFFERINGS IN THE FUTURE IN WHICH CASE YOUR SHAREHOLDINGS WILL BE DILUTED.

We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. The result of this would be a lessening of each present stockholder's relative percentage interest in our company. This condition is often referred to as "dilution".


YOU MAY NOT BE ABLE TO SELL THE STOCK YOU PURCHASE IN THIS OFFERING ON TERMS YOU CONSIDER REASONABLE.

On April 5, 2005, the shares of our common stock were approved for listing on the Over-the-Counter Bulletin Board operated by NASDR, Inc. ("OTCBB") under the symbol "NVAO". We currently have one market maker. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. Even with a market maker, factors such as the limited size of the offering means that there can be no assurance of an active and liquid market for the common stock developing in the foreseeable future. Even if a market develops, there can be no assurance that a market will continue or that shareholders will be able to sell their shares at or above the price at which these shares are being offered to the public. Purchasers of common stock should carefully consider the limited liquidity of their investment in the shares being offered hereby.

OUR STOCK PRICE IS LIKELY TO BE VOLATILE AND COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

The stock market has experienced extreme volatility in recent years and may continue to do so in the future. We cannot be sure that an active public market for our stock will develop or if an active market should develop that it would continue after this offering. Investors may not be able to sell their stock at or above our initial public offering price, if at all. The price for our stock following this offering will be determined in the marketplace and may be influenced by many factors, including the following:

     o variations in our financial results or those of companies that are perceived to be similar to ours;

     o changes in earnings estimates by industry research analysts for our company or for similar companies in the same industry;

     o   investors or other market participants perceptions of us; and

     o   general or regional economic, industry and market conditions.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources and may therefore have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO OBTAIN OR MAINTAIN THE QUOTATION OF OUR COMMON STOCK ON THE NASDAQ BULLETIN BOARD, WHICH WOULD MAKE IT MORE DIFFICULT TO DISPOSE OF OUR COMMON STOCK.

On April 5, 2005 the shares of our common stock were approved for listing on the OTCBB under the symbol "NVAO". However, we cannot guarantee that our shares will always be available for OTCBB quotations. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market makers will not be permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. If our common stock were not quoted on the OTCBB, trading in our common stock would be conducted, if at all, in the over-the-counter market. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of the common stock.

OUR STOCK PRICE IS LIKELY TO BE BELOW $5.00 PER SHARE AND TREATED AS A "PENNY STOCK" WHICH WILL PLACE RESTRICTIONS ON BROKER-DEALERS RECOMMENDING THE STOCK FOR PURCHASE.

Our common stock is defined as "penny stock" under the Securities Exchange Act of 1934, and its rules. The Securities and Exchange Commission (SEC) has adopted regulations that define "penny stock" to include common stock that has a market price of less than $5.00 per share, subject to certain exceptions. These rules include the following requirements:

     o broker-dealers must deliver, prior to the transaction, a disclosure schedule prepared by the SEC relating to the penny stock market;

     o broker-dealers must disclose the commissions payable to the broker-dealer and its registered representative;

     o   broker-dealers must disclose current quotations for the securities;

     o if a broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealers presumed control over the market; and

     o a broker-dealer must furnish its customers with monthly statements disclosing recent price information for all penny stocks held in the customers account and information on the limited market in penny stocks.

Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchasers written consent to the transaction prior to sale. If our common stock becomes subject to these penny stock rules these disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock, if such trading market should occur. As a result, fewer broker-dealers are willing to make a market in our stock. You would then be unable to resell our shares.

OUR SIX LARGEST STOCKHOLDERS OWN THE CONTROLLING INTEREST IN THE COMPANY ALLOWING THEM TO DETERMINE OUR FUTURE DIRECTION.

Upon completion of this offering, our executive officers and directors, as well as major shareholders, will beneficially own, in the aggregate, approximately 66% of our outstanding common stock. In particular, affiliates of Nova Oil, Inc. will beneficially own approximately 34% of our outstanding common stock. Consequently, these individuals are in a position to control or influence the election of a majority of our directors and other matters subject to stockholder vote. Additionally, If they do decide to sell their stock into the market, their sales may cause the market price of the stock to drop.

                                 USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares of common stock offered by the selling stockholders.

Upon exercise of all of warrants, the Company would receive proceeds of $9,730. The proceeds from the exercise of the warrants will be used for working capital.

We estimate we will spend approximately $20,466 in registering the offered shares.

                              PLAN OF DISTRIBUTION

We are registering on behalf of the selling stockholders 695,000 shares of our common stock which they own. We will also register 69,500 shares underlying warrants issued to Public Securities. No warrant solicitation fee will be paid. Any securities issued to Public Securities are restricted under NASD Rule 2710(g). Pursuant to NASD RULE 2710(G), these warrants cannot be sold, transferred, assigned, pledged or hypothecated by any person for a period of one year following the effective date of the offering, except to any NASD member participating in the offering, to bona fide officers, by operation of law or if we are reorganized, so long as the securities so transferred remain subject to the same transfer restriction for the remainder of the one-year period. The holder of the warrants will have, in that capacity, no voting, dividend, or other stockholder rights.

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock in privately negotiated transactions or otherwise. The selling shareholders will sell their shares at prevailing market prices or privately negotiated prices. Public Securities Inc. of Spokane, Washington filed a Form 211 application with the OTC Bulletin Board to list our common stock for trading. On April 5, 2005 the shares of our common stock were approved for listing on the OTCBB under the symbol "NVAO". Selling stockholders may sell their shares at prevailing market prices or privately negotiated prices.

Public Securities acted as placement agent for us in our last private offering. All of Selling Shareholders have accounts at Public Securities. Public Securities may then act as the selling agent for the Selling Shareholders and if they do, will receive no more than a maximum commission of eight percent on sales of the common stock. As a condition of listing on the OTC Bulletin Board, Public Securities agreed that with respect to shares that could be issued to Public upon exercise of warrants for 69,500 shares, none of those shares can be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities for a period of 180 days immediately following the date of clearance by the NASD Corporate Financing Department, pursuant to Rule 2710 (g) (1).

The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

     o   on the over-the-counter market;

     o   to purchasers directly;

     o in ordinary brokerage transactions in which the broker solicits purchasers;

     o through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts concessions or commissions from a seller and/or the purchasers of the shares for whom they may act as agent;

     o through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

     o through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

     o through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

     o   in any combination of one or more of these methods; or

     o   in any other lawful manner.

None of our officers and directors will be registering any shares by this prospectus.

Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of said shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc., or an independent broker/dealer will not be greater than eight (8) percent for the sale of any securities being registered pursuant to SEC Rule 415. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Furthermore, selling stockholders are subject to Regulation M of the Exchange Act. Regulation M prohibits any activities that could artificially influence the market for our common stock during the period when shares are being sold pursuant to this prospectus. Consequently, selling stockholders, particularly those who are also our officers and directors, must refrain from directly or indirectly attempting to induce any person to bid for or purchase the common stock being offered with any information not contained in this prospectus. Regulation M also prohibits any bids or purchases made in order to stabilize the price of our common stock in connection with the stock offered pursuant to this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with the distribution of our common stock by such broker-dealers or pursuant to exemption from such registration. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

All expenses of the registration statement are estimated to be $20,466 including but not limited to, legal, accounting, printing and mailing fees are and will be paid by us. We have agreed to pay costs of registering the selling stockholders' shares in this prospectus. However, any selling costs or brokerage commissions incurred by each selling stockholder relating to the sale of his/her shares will be paid by the selling stockholder.

Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such a broker-dealer.

                         DETERMINATION OF OFFERING PRICE

On April 5, 2005 the shares of our common stock were approved for listing on the OTCBB Thus, there has been only an extremely limited public market for our stock. The Selling Shareholders are expected to sell their shares at market prices.

                              SELLING SHAREHOLDERS

SECURITIES PURCHASE AGREEMENTS

As of October 26, 2003 through February 26, 2004, we entered into securities purchase agreements with: Stephen W. Baker, Philip J. Carstens, Howard Crosby, James C. Czirr, I. Mavella Dammarell, Stanton Dodd, Cheryl M. Dunne, Terrence J. Dunne, Jr., David & Jama Fox, William J. & Linda C. Fredericks, Dennis Geasan & Susan Luescher, B. Leslie Halligan, Smith F. Hogsett, Kenneth D. Hrycenko, Gregory M. & Jeanah J. Jens Jtwros, Joe P. Mazzie, Daniel R. McKinney, Sr., Janet Zwight McNeice, James McQuade, Robert W. O'Brien, Bruce R. & Karen L. Otto Jtwros, Joel J. Pischke, John E. Richards, Nathaniel J. Robinson, Jason B. Sykes, Brandon A. Tutmarc, Cary M. Tutmarc, Elizabeth A. Tutmarc, Foster Wilson, and William M. Wirth, for the purchase of an aggregate of $69,500 of our common stock. The shares of our common stock were purchased at a price of $0.10 per share.

Public Securities, Inc. acted as placement agent in connection with the October 26, 2003 through February 27, 2004, securities purchase agreements. Public Securities, Inc. introduced us to the selling security holders and assisted us with structuring the securities purchase agreements. As consideration for Public Securities, Inc.`s services as placement agent in connection with these securities purchase agreements, we paid $8,623 or 12.41% of the gross proceeds, to Public Securities, Inc., and issued them warrants to purchase up to 69,500 shares of our common stock, exercisable at a price of $0.14 per share for a term of 5 years, commencing 1 year from the termination of the Offering.

SELLING STOCKHOLDERS

Set forth below is a list of all stockholders who may sell shares pursuant to this prospectus. The number of shares column represents the number of shares owned by the selling stockholder prior to the offering. The "Common Shares Beneficially Owned Following the Offering" column assumes all shares registered hereby are resold by the selling stockholder. The selling security holders identified in the following table are offering for sale 695,000 shares of common stock, and 69,500 shares of common stock upon exercise of the warrants.

None of these shares are being offered by directors, officers or principal stockholders of the Company. We are registering the warrants and common stock issued to Public Securities.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

----------------------------------------- ----------------------------- --------------- -----------------------------
                                                  COMMON STOCK            NUMBER OF
                                               OWNED BENEFICIALLY           COMMON       COMMON SHARES BENEFICIALLY
NAME OF SHAREHOLDER                            PRIOR TO OFFERING        SHARES OFFERED             OWNED
                                                                            HEREBY         FOLLOWING THE OFFERING
----------------------------------------- ----------------------------- --------------- -----------------------------
                                            No. of Shares       %                        No. of Shares         %
                                                Owned                                         Owned
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Stephen W. Baker                             20,000            0.35         20,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Philip J. Carstens                           40,000            0.70         40,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Howard Crosby                                10,000            0.17         10,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
James C. Czirr                               10,000            0.17         10,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
I. Mavella Dammarell[1]                      10,000            0.17         10,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Stanton Dodd                                 10,000            0.17         10,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Cheryl M. Dunne[2]                           15,000            0.26         15,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Terrence J. Dunne, Jr.[3]                    15,000            0.26         15,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
David & Jama Fox                             40,000            0.70         40,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
William J. & Linda C. Fredericks[4]          20,000            0.35         20,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Dennis Geasan & Susan Luescher               15,000            0.26         15,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
B. Leslie Halligan                           10,000            0.17         10,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Smith F. Hogsett                             10,000            0.17         10,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Kenneth D. Hrycenko                          20,000            0.35         20,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Gregory M. Jens & Jeanah J. Jens, Jtwros     20,000            0.35         20,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Joe P. Mazzie                                10,000            0.17         10,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Daniel R. McKinney, Sr.                      60,000            1.05         60,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Janet Zwight Mcneice                        100,000            1.74        100,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
James Mcquade                                50,000            0.87         50,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Robert W. O'Brien                            20,000            0.35         20,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Bruce R. & Karen L. Otto, Jtwros             20,000            0.35         20,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Joel J. Pischke                              20,000            0.35         20,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
John E. Richards                             50,000            0.87         50,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Nathaniel J. Robinson                        10,000            0.17         10,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Jason B. Sykes                               20,000            0.35         20,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Brandon A. Tutmarc                           10,000            0.17         10,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Cary M. Tutmarc                              30,000            0.52         30,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Elizabeth A. Tutmarc                         10,000            0.17         10,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
Foster Wilson                                10,000            0.17         10,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
William M. Wirth                             10,000            0.17         10,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------
TOTAL                                       695,000            13.17       695,000              0              0
----------------------------------------- ------------------ ---------- --------------- ------------------ ----------

[1] I. Mavella Dammarell is the mother of Arthur P. Dammarell, Jr., our Treasurer, a Director and Principal Financial Officer.
[2] Cheryl M. Dunne is the adult daughter of Carol A. Dunne, who is one of our principal shareholders.
[3] Terrence J. Dunne, Jr. is the adult son of Carol A. Dunne, who is one of our principal shareholders.
[4] William J. Fredericks is a brother of Paul E. Fredericks, who is our President, a Director and Principal Executive Officer.

As of March 25, 2005, the number of shares of Common Stock that can be sold by officers, directors, principal shareholders, and others pursuant to Rule 144 is 5,170,000.

Shares purchased in this offering, which will be immediately re-saleable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock.

As of March 25, 2005, we had 5,865,000 shares of our common stock outstanding, which shares were held by 47 shareholders of record.

None of our officers and directors are acting as Selling Shareholders.

                                  OUR BUSINESS
BUSINESS

We were incorporated February 25, 2000 under the laws of the State of Nevada.

Our principal business at this time is the acquisition, either alone or with others, of interests in developed, producing crude oil and natural gas leases. We presently own oil interests in the state of Texas.

Our principal office is located at 17922 North Hatch Rd, Colbert, Washington 99005-9377.

OPERATIONS AND POLICIES

Our long-term goal is the continued acquisition and development of producing oil and gas properties. Current world events and our lack of liquidity may severely limit our ability to further expand our oil and gas holdings in 2005. Our near term focus is the continued operations of our working-interests in our current oil producing properties.

The acquisition, development, production and sale of oil and gas acreage are subject to many factors outside our control. These factors include worldwide and domestic economic conditions; proximity to pipelines; existing oil and gas sales contracts on properties being evaluated; the supply and price of oil and gas as well as other energy forms; the regulation of prices, production, transportation and marketing by federal and state governmental authorities; and the availability of, and interest rates charged on, borrowed funds.

In attempting to acquire oil and gas leases, we will be at a competitive disadvantage since we must compete with many companies and individuals having greater capital and financial resources and larger technical staffs.

Our operations are subject to various provisions of federal, state and local laws regarding environmental matters. The impact of these environmental laws on us may necessitate significant capital outlays, which may materially affect our earnings potential of our oil and gas business in particular, and could cause material changes in the industry in general. We strongly encourage the operators of our oil and gas wells to do periodic environmental assessments of potential liabilities. To date, the existence of environmental laws has not materially hindered nor adversely affected us. We believe we have conducted our business in substantial compliance with all applicable environmental laws and regulations.

HISTORICAL CORPORATE DEVELOPMENT

On December 7, 2000, we purchased, in the amount of $29,700, certain interests in oil and gas properties in the state of Texas. Our oil and gas properties consist of working interests in two oil and gas wells (the "Smith Boswell #1" and the "Steinbach Unit #1"). The Smith Boswell #1 is a 43.73 acre unit and the Steinbach Unit #1 is a 40.32 acre unit, which are both located in the Ruth Mackey Survey, Abstract 47, Bastrop County, Texas. Each of our working interests grants us a 49.5% working interest, or a 38.61% net revenue interest after underlying royalty payments, in the oil and gas produced and marketed from each well.

OIL AND GAS INTERESTS

The following table describes our leasehold interests in developed oil acreage at December 31, 2004, all of which are located in the state of Texas:

                                               TOTAL DEVELOPED ACREAGE [1] [2]

              STATE OF TEXAS                   GROSS                  NET

              Smith-Boswell #1                 43.7342                21.6484
              Steinbach Unit #1                40.3200                19.9584
                                               -------                -------

                         TOTAL:                84.0542                41.6068
                                               =======                =======

[1] Gross acres are the total acreage involved in a single lease or group of leases. Net acres represent the number of acres attributable to an owner's proportionate working interest in a lease (e.g., a 50% working interest in a lease covering 320 acres is equivalent to 160 net acres).
[2] The acreage figures are stated on the basis of applicable state oil and gas spacing regulations.

PURCHASE OF OIL AND GAS PROPERTIES/MATERIAL TERMS OF OPERATING AGREEMENTS

We paid $29,700 for a 49.5 percent (gross) working interest in each of two producing oil wells, namely, the Smith-Boswell #1 and the Steinbach Unit #1. The net revenue interest relative to the working interest is 38.61 percent for each well.

Material terms of the operating agreement related to our working interest assignments to the Smith-Boswell #1 and the Steinbach Unit #1, include and are subject to all costs of drilling, completing and producing operations as well as all other costs, and to be subject to our proportionate part of all ad valorem, production, severance and other similar taxes. We do not participate or engage in the normal day-to-day management and operation of the Smith-Boswell #1 and the Steinbach Unit #1. Upon the occurrence of certain material events, such as a workover of either or both wells, we require full disclosure and consultation between the operator (D-MIL Production, Inc.), prior to any such workover being done.

DRILLING ACTIVITIES

We do not participate in any drilling activities or farmout agreements. Under a farmout agreement, outside parties undertake exploration activities using prospects owned by us. This would enable us to participate in exploration prospects without incurring additional capital costs, although with a substantially reduced ownership interest in each prospect.

OIL AND GAS PRODUCTION, PRICES AND COSTS

As of December 31, 2004, we had a 49.5 percent working interest in two wells that produce oil, only. The Smith-Boswell #1 well and the Steinbach Unit #1 well both pump oil into onsite oil stock tanks. Oil is periodically drained from the tanks by the purchaser and transported by tank truck to a holding facility for processing.

D-MIL Production, Inc. is responsible for the day-to-day management and operation of the Smith-Boswell #1 and the Steinbach Unit #1. D-MIL Production is an independent crude oil and natural gas producer/operator with its offices located in Argyle, Texas.

For information concerning our oil and gas production, estimated oil and gas reserves, and estimated future cash inflows relating to oil and gas reserves, see Notes 10 and 11 to the December 31, 2004 financial statements. The reserve estimates for the reporting year were prepared by D-MIL Production, Inc. Estimates, provided by D-MIL Production, are based on historic production data utilizing percent decline in the production curves through time. D-MIL Production has found through experience that percent decline analysis using historical data is a reliable method for estimating reserves of such stripper wells in mature oil fields. Management believes, based upon D-MIL Production's experience, that the percent decline analysis using historical data is a reliable method.

We did not file any oil and gas reserve estimates with any federal authority or agency during its fiscal years ended December 31, 2004, 2003 and 2002.

CUSTOMERS

During the year ended December 31, 2004, we had one customer, TEPCO Crude Oil, LP. Sales to TEPCO Crude Oil, LP accounted for 100% of our oil sales in 2004. We believe that, due to the commodity nature of our product, if we were not able to make sales to our current customer, other customers would be available.

We have no formal or informal relationship with any customer and we have not engaged in any implied or expressed contractual agreements with any entity.

REVENUE RECOGNITION

We recognize revenue associated with the sale of our crude oil on the date when the purchaser accepts title by taking physical delivery of the oil. The commodity price paid for our crude oil, West Texas/New Mexico Intermediate, is set by Koch's daily average (www.ksandt.com/crude.asp) for the calendar month immediately prior to the month that the purchaser takes delivery.

ASSET RETIREMENT OBLIGATION

In September 2004, we recorded an asset retirement obligation of $6,381 related to costs associated with closing its oil wells at retirement in twelve years. Under SFAS No. 143, which establishes a uniform methodology for accounting for estimated reclamation and abandonment costs, a liability for the present value of our estimated closure costs is recorded and a related asset with it. The liability will be accreted and the assets will be amortized over their lives. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation will be made.

OFFICE FACILITIES

Our executive offices are currently located at 17922 North Hatch Road, Colbert, Washington 99005-9377, in an area comprised of approximately 100 square feet. The space is provided at no cost to us and any resulting rent expense if the space were rented to us would be immaterial. The real property is owned by Arthur P. Dammarell, Jr., our treasurer and a director. We consider the facilities adequate for current purposes.

EMPLOYEES

We have no paid employees. None of our executive officers are employed by us. Management services are provided on an "as needed" basis without compensation. We have no oral or written contracts for services with any member of management.

           MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis explains the major factors affecting our results of operations for the fiscal years ended December 31, 2004 and 2003. The following discussion of our financial condition and results of operations should be read along with the financial statements and notes to the financial statements included elsewhere in this prospectus.

For the past two years, there have been no changes of or disagreements with our accountants.

Our principal business at this time is the acquisition of interests in developed, producing oil and gas leases. We currently own oil interests in the state of Texas. We have not yet realized a profit from the operations of our wells.

In 2003, we determined that we needed to raise working capital for 2004. To this end, we initiated a private placement offering for our common stock in the fourth quarter of 2003. The offering began on September 10, 2003 and was terminated on February 27, 2004, generating gross proceeds of $69,500. We will use the net proceeds realized from this offering for working capital.

RESULTS OF OPERATIONS - YEARS ENDED DECEMBER 31, 2004 AND 2003

We reported a net loss of $37,331 for the year ended December 31, 2004, compared to a net loss of $17,463 reported for the year ended December 31, 2003. The increase in the net loss during 2004 was primarily due to higher general and administrative expenses incurred in connection with our audit of our financial statements and filings with the Securities and Exchange Commission. Our oil sales for the year ended December 31, 2004, were $17,570, and were generated from sales of 500 barrels of oil at an average sales price of $35.14 per barrel. During 2003,we had sales of $13,273 generated from the sale of 583 barrels of oil at an average sale price of $22.77 per barrel.

Our direct oil production expenses during the year ended December 31, 2004, were $19,826 or $39.65 per barrel of oil sold, compared to $14,098 or $24.18 per barrel sold during the year ended December 31, 2003. Our direct oil production expenses increased by an average of 63.98% (percent) per barrel of oil produced during 2004, as compared to our production costs during 2003. Significant events in 2004 that affected our direct oil production expenses included unanticipated and periodic repairs to well pumps, rods, and down-hole casings in the Steinbach Unit #1 well.

Our amortization and accretion expenses during the year ended December 31, 2004, were $2,097 or $4.19 per barrel of oil sold, compared to $1,877 or $3.22 per barrel sold during the year ended December 31, 2003.

Our combined direct oil production, amortization and accretion expenses during the year ended December 31, 2004, were $21,923 or $43.85 per barrel of oil sold, compared to $15,975 or $27.40 per barrel sold during the year ended December 31, 2003.

We incurred general and administrative expenses of $33,353 during 2004, which related principally to general administrative costs, such as telephone, postage, photocopying and annual licensing and filing fees. Our commitments and expenditures of a substantial nature included: Independent Registered Public

Accounting Firm auditing and review fees (on a quarterly basis); non-independent Certified Public Accountant fees on a contract basis to assist in the preparation of our financial statements and other accounting matters (3rd and 4th quarters); legal fees related to the preparation of a Form SB-2 registration statement and 424(b)(3) prospectus; Private Placement Agent fees related to the placement of our common stock through a Regulation D-506 private placement offering; fees for the EDGARizing and filing of Securities & Exchange Commission Form(s) 10-KSB for year ended December 31, 2003 (1st quarter), quarterly 10-QSB's (1st, 2nd & 3rd quarters), Form SB-2 (2nd quarter), and 424(b)(3) prospectus. During 2003, our general and administrative expenses consisted of $14,897, and related principally to costs associated with our preparation and filing of required reports with the Securities and Exchange Commission, and legal fees related to the preparation and filing of a Regulation D-506 Private Placement Memorandum.

Our interest income for the year ended December 31, 2004, was $375 and was comparable to $136 of interest income for the year ended December 31, 2003. During both periods interest income was generated from interest bearing cash investment accounts. The increase was due to a corresponding increase in interest bearing cash assets.

LIQUIDITY AND CAPITAL RESOURCES

Our continued existence and plans for future growth depend on our ability to obtain the capital necessary to operate, through the generation of revenue and the issuance of additional debt or equity. We will need to raise additional capital to fund normal operating costs and exploration efforts. If we are not able to generate sufficient revenues and cash flows or obtain additional or alternative funding, we will be unable to continue as a going concern. As disclosed in the report of independent auditors on our financial statements provided elsewhere in this prospectus, our recurring losses and negative cash flow from operations raise substantial doubt about our ability to continue as a going concern.

FOR THE YEAR ENDED DECEMBER 31, 2004

We anticipate that revenue derived from the Company's on-going oil production and sales, cash-on-hand at year end December 31, 2004, and proceeds from the exercise of options granted during 2002, should provide sufficient operating capital for the upcoming twelve months. Commitments of expenditures for fiscal year 2005 include expenses related to the operating of our oil wells and general administrative costs, such as telephone, postage, photocopying, and annual licensing and filing fees, all of which are expected to occur throughout the fiscal year. Our estimated oil production operating costs have increased from previous years to reflect the frequency of extraordinary expenditures related to major breakdowns. Our general administrative expenditures of a substantial nature include: independent auditor's review fees (on a quarterly basis), legal fees, EDGARizing and filing of Securities & Exchange Commission Form 10-KSB for year ended December 31, 2004, quarterly Form 10-QSB's, and shareholder proxy statement.

We currently estimate fiscal year 2005 cash inflows from oil sales, interest earned from interest bearing accounts, and sale of common stock to equal $39,150, and cash outflows from operating expenditures to be $47,355, which will result in a projected net cash inflow/outflow operating loss of $8,205 at the end of the fiscal year, as shown in the following table. Our cash inflow/outflow estimate for fiscal year 2005 does not take into consideration our cash on-hand, current assets, and current liabilities at year ended December 31, 2004. No expenditures for capital projects were budgeted for fiscal year 2005.








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                                       15

              CASH INFLOWS AND OUTFLOWS & TIMING OF WORK SCHEDULED
                                FISCAL YEAR 2005
                                   (ESTIMATED)

                                            2005          1ST QTR        2ND QTR         3RD QTR        4TH QTR

CASH INFLOWS (ESTIMATED)
  SALE OF OIL                               $24,000         $6,000          $6,000         $6,000         $6,000
  EXERCISE OF STOCK OPTIONS                  15,000              0           8,000          7,000              0
  INTEREST INCOME                               150             20              40             50             40
                                           --------       --------        --------       --------       --------
TOTAL                                       $39,150         $6,020        $ 14,040       $ 13,050         $6,040

CASH OUTFLOWS (ESTIMATED)
CAPITAL EXPENDITURES (PROJECTS)                   0              0               0              0              0

OPERATING EXPENSES (ESTIMATED)
  OIL PRODUCTION EXPENSES                   $15,500         $3,875          $3,875         $3,875         $3,875
  GENERAL & ADMINISTRATIVE EXPENSES (G&A)
    PRINTING & COPYING                          400            100             100            100            100
    POSTAGE                                     300             75              75             75             75
    TELEPHONE & FAX                             200             50              50             50             50
    OFFICE SUPPLIES                             400            100             100            100            100
    ACCOUNTING & AUDITING                    22,500          8,000           7,600          3,450          3,450
    LEGAL FEES                                1,000            500               0            500              0
    TRANSFER AGENT FEES                         500              0             300            200              0
    BANK FEES                                    96             24              24             24             24
    REGISTERED AGENT - TEXAS                    149            149               0              0              0
    REGISTERED AGENT - NEVADA                   135            135               0              0              0
    CUSIP                                       100              0             100              0              0
    NEVADA SECRETARY OF STATE                   175            175               0              0              0
    SEC FILINGS - EDGAR                       5,500          1,300           2,200          1,000          1,000
    STOCK QUOTATION SERVICE                     300              0             300              0              0
    MISCELLANEOUS                               100              0               0              0            100
                                           --------       --------        --------       --------       --------
TOTAL OPERATING EXPENSES (ESTIMATED):       $47,355        $14,483         $14,724         $9,374        $ 8,774
                                           --------       --------        --------       --------       --------
NET CASH INFLOWS (OUTFLOWS) (ESTIMATED):  $ (8,205)      $ (8,463)         $ (684)         $3,676      $ (2,734)

Our total assets at December 31, 2004 were $71,664, stockholders' equity was $58,896 and the accumulated deficit was $92,315. During 2004, $18,202 was generated from financing activities. No cash was used or provided by investing activities.

Our total cash used by operating activities for the year ended December 31, 2004 was $39,168 compared to cash used in operating activities of $10,431 during the year ended December 31, 2003.

As of December 31, 2004, we had $35,591 in cash, current assets of $43,782 and current liabilities of $6,147.

SIGNIFICANT EVENTS AFFECTING LIQUIDITY

We have reviewed the frequency of unexpected breakdowns and repairs of Nova Oil Inc.'s two oil wells. From December 7, 2000 through October 31, 2004, our costs for ordinary oil well production expenses were $34,380, and costs for unexpected repairs to our oil wells were $31,342, for a total expenditure of $65,722. Total revenue received from the sale of oil produced during this period was $58,350. This resulted in a net operating loss of $7,372 for the period December 7, 2000 through October 31, 2004. We will continue to monitor the repairs to our wells to make a knowledge-based assessment regarding our continued investment in these wells.

Our management will use $15,500 as an estimate of annual production costs for our wells for budgeting purposes and other related forward-looking financial calculations. This figure accounts for major repairs on a regular basis.

CAPITAL RESOURCES

Our primary source of capital resources come from sales of unregistered common stock to private investors. We are of the view that conventional banking is unavailable to resource companies such as us. In December 2002, we were informed by Washington Trust Bank, our banking institution, that we are not eligible to receive a commercial business loan or line of credit because we do not meet generally accepted asset, liquidity and capitalization levels. Our access to capital is always dependent upon general financial market conditions, especially those which pertain to venture capital situations such as oil and gas exploration companies.

Due to our current financial condition, we have not identified any additional petroleum interests for acquisition and we are not negotiating with any entity for the acquisition of such interests.

We have no agreements with management, investors, shareholders or anyone else respecting additional financing at this time, other than the Options granted in 2002. Because of the nature of our business, there are no trends in the nature of our capital resources which could be considered predictable. To date, our capital resources have consisted primarily of the issuance of common shares pursuant to private placements and the exercise of stock options by our officers, directors and originators.

We have determined that because of our working capital deficiency, significant operating losses and lack of liquidity, there is doubt about our ability to continue in existence unless additional working capital is obtained.

We have incurred operating losses since our inception (February 25, 2000), which raises substantial doubt about our ability to continue as a going concern. We believe that current cash reserves and projected revenues will provide sufficient working capital for most of 2005.

In the event we are unable to access the capital markets through private placements, we may become illiquid by the end of 2005. Consequently such trends or conditions could have a material adverse effect on our financial position, future results of operations, or liquidity.

We have not undertaken any reorganization of the Company.

NEW ACCOUNTING PRONOUNCEMENTS

On December 16, 2004, the Financial Accounting Standards Board ("the FASB") issued Statement of Financial Accounting Standards, or Statement No. 123 (revised 2004), Share-Based Payment ("Statement 123(R)"), which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("Statement 123"). Statement 123(R) supersedes Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows." Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. Statement 123(R) requires that all share-based payments to employees, including grants of employee stock options, be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an option. Statement 123(R) is effective for small business issuers at the beginning of the first interim or annual period beginning after December 15, 2005.

In December 2004, the FASB issued Statement of Financial Accounting Standards 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 with earlier adoption permitted. The provisions of this statement shall be applied prospectively. The Company's adoption of SFAS 153 is not expected to have a material impact on the Company's results of operations, financial position or cash flows.

                                  OUR PROPERTY

Our corporate and operational offices are located at 17922 North Hatch Road, Colbert, Washington 99005-9377, in an area comprised of approximately 100 square feet. The space is provided at no cost to us and any resulting rent expense if the space were rented to us would be immaterial. The real property is owned by Arthur P. Dammarell, Jr., our treasurer and a director. We consider the facilities adequate for current purposes. At the present time, these offices are provided to us by our treasurer without charge. We also own oil and gas interests in the State of Texas. You should review the prior section entitled "Our Business" for an explanation of those interests.

               DIRECTORS, OFFICERS, PROMOTERS AND CONTROL PERSONS

OFFICERS AND DIRECTORS

Each of our directors is elected by stockholders to a term of one year and serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and directors are set forth below:

-------------------------- --- ------------------------------ ------------------
FULL NAME AND ADDRESS [1]  AGE           POSITIONS              DATE APPOINTED
                                                                   DIRECTOR
-------------------------- --- ------------------------------ ------------------
Paul E.Fredericks          50  President, Principal Executive February 25, 2000
                               Officer, Director
-------------------------- --- ------------------------------ ------------------
Bruce E. Cox               54  Secretary, Director            February 25, 2000

-------------------------- --- ------------------------------ ------------------
Arthur P. Dammarell, Jr.   61  Treasurer, Principal Financial February 25, 2000
                               Officer, Director
-------------------------- --- ------------------------------ ------------------
[1] Address for officers and directors: 17922 N. Hatch Rd., Colbert, WA 99005.

The persons named above have held their offices/positions since the date of appointment and are expected to hold their offices/positions until the next annual general meeting of our stockholders.

BACKGROUND OF OFFICERS AND DIRECTORS

PAUL FREDERICKS HAS BEEN OUR PRESIDENT AND PRINCIPAL EXECUTIVE OFFICER SINCE SEPTEMBER, 2002, AND A MEMBER OF OUR BOARD OF DIRECTORS SINCE FEBRUARY 25, 2000. MR. FREDERICKS HAS DEVOTED APPROXIMATELY 5% OF HIS PROFESSIONAL TIME TO OUR BUSINESS AND INTENDS TO CONTINUE TO DEVOTE THIS AMOUNT OF TIME IN THE FUTURE:

Mr. Fredericks is currently the President, Director and Principal Executive Officer of the Company. He has been President since September, 2002, and was Vice-President prior to that date. Mr. Fredericks is a member of the Company's Audit Committee. From January 1985 to the present, he has owned and operated his own business, Mineral Logic. His Company is involved in compiling data on mines and prospects in Montana and Idaho and doing data compilation and GIS development for mineral exploration and mining companies throughout the western hemisphere. From March 1988 to January 1991, he was Senior Geologist and a computer specialist for Western Gold Exploration and Mining Company, located in Missoula, Montana. Mr. Fredericks attended Humboldt State University where he received a Bachelor Of Science Degree in geology in 1977. He also attended the University of Texas, at Austin where he received a Master's degree in geology in 1980. Mr. Fredericks resides in Missoula, Montana, and presently spends approximately 5 percent of his time on the operations of Nova Oil, Inc.

BRUCE E. COX HAS BEEN OUR SECRETARY AND A MEMBER OF OUR BOARD OF DIRECTORS SINCE FEBRUARY 25, 2000. MR. COX HAS DEVOTED APPROXIMATELY 5% OF HIS PROFESSIONAL TIME TO OUR BUSINESS AND INTENDS TO CONTINUE TO DEVOTE THIS AMOUNT OF TIME IN THE FUTURE.

Mr. Cox is the Secretary and a Director of the Company. Mr. Cox is a member of the Audit Committee. From 1973 to the present, he has been a professional geologist and consultant. Mr. Cox is currently employed by Stillwater Mining Company. He also continues to serve as a consultant on mining projects and is involved in two industrial mineral ventures. Mr. Cox attended Western Carolina University where he received a Bachelor of Science Degree in geology in 1971. He also attended the University of Montana, where he received a Master's degree in geology in 1973. Mr. Cox resides in Missoula, Montana, and presently spends approximately 5 percent of his time on the operations of Nova Oil, Inc.

ARTHUR P. DAMMARELL, JR. HAS BEEN OUR TREASURER, PRINCIPAL FINANCIAL OFFICER, AND A MEMBER OF OUR BOARD OF DIRECTORS SINCE FEBRUARY 25, 2000. MR. DAMMARELL HAS DEVOTED APPROXIMATELY 5% OF HIS PROFESSIONAL TIME TO OUR BUSINESS AND INTENDS TO CONTINUE TO DEVOTE THIS AMOUNT OF TIME IN THE FUTURE.

Mr. Dammarell is Treasurer, Director and Principal Financial Officer of the Company. He became self-employed as a business development consultant in April 1999, and currently serves in such capacity. From 1980 to 1999 he held various positions in Virginia City Gold Mines, Inc., including director, president and CEO. From 1993 to 1996, Mr. Dammarell was operations manager and co-owner of Direct Realty Service in Spokane, Washington. He has twenty-seven years of management experience in the public and private sector. Mr. Dammarell attended Eastern Washington University, where he received his bachelor-of-arts degree in 1977. Mr. Dammarell resides in Colbert, Washington, and presently spends approximately 5 percent of his time on the operations of Nova Oil, Inc.

CONFLICTS OF INTEREST

There are no conflicts of interest.

EXECUTIVE COMPENSATION

Our directors have not been compensated for their services and there are no plans to compensate them in the near future until such time as we generate sufficient revenue to do so. Our President has not been compensated for his services to date. We do not have any plans to compensate any officer until such time as we have sufficient financial resources to do so.

COMPENSATION OF DIRECTORS

During the fiscal years ended December 31, 2004, 2003 and 2002, we did not pay our directors for any meetings.

                             EXECUTIVE COMPENSATION

No compensation has been paid or accrued by us for the three years ended December 31, 2004 for any of our executive officers.

OPTION GRANTS IN LAST FISCAL YEAR


The information specified concerning the stock options of the named executive officers during the fiscal year ended December 31, 2004 is provided in the following Option/SAR Grants in the Last Fiscal Year Table:

===========================================================================================================================

                                            OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                    Individual Grants (1)

             (a)                         (b)                      (c)                      (d)                    (e)

                                Number of Securities          % of Total
                                     Underlying          Options/SARs Granted    Exercise or base price
                                    Options/SARs        to Employees in Fiscal          ($/Share)
            Name                      Granted #                  Year                                       Expiration Date

     Paul E. Fredericks                  -0-                      -0-                      -0-                    -0-

  Arthur P. Dammarell, Jr.               -0-                      -0-                      -0-                    -0-

        Bruce E. Cox                     -0-                      -0-                      -0-                    -0-
============================== ======================== ======================== ======================== =================

(1) This table does not include Stock Options granted previously.


The information specified concerning the stock options of the named executive officers during the fiscal year ended December 31, 2004 is provided in the following Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Values Table:

=================================================================================================================================

                                      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                             AND FISCAL YEAR END OPTION/SAR VALUES

             (a)                        (b)                      (c)                       (d)                      (e)

                                                                                  Number of Securities     Value of Unexercised
                                                                                       Underlying              In-the-money
                                                                                       Unexercised             Options/SARs
                                                                                     Options/SARs at           At FY-End ($)
                                                                                       FY-End (#)              Excercisable/
                                                                                      Excercisable/            Unexercisable
                                  Number of Shares                                    Unexercisable
            Name                Acquired on Exercise      Value Realized ($)

     Paul E. Fredericks               160,000                    -0-                       -0-                      -0-

  Arthur P. Dammarell, Jr.            160,000                    -0-                       -0-                      -0-

        Bruce E. Cox                   20,000                    -0-                     140,000                    -0-
============================= ========================= ======================= ========================== ======================

We do not currently have a Long-Term Incentive Plan ("LTIP").

Compensation to our directors is limited to reimbursement of out-of-pocket expenses that are incurred in connection with the directors duties associated with our business, other than a Stock Incentive Plan. There is currently no other compensation arrangements for our directors.

We currently do not hold any Employment Contracts or Change of Control Arrangements with any parties.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

There are no employment agreements with any officers or directors.

STOCK OPTION PLANS

We recently adopted a stock incentive plan. We have not granted any options or stock appreciation rights. We do not have a long-term incentive plan nor do we have a defined benefit, pension plan, profit sharing or other retirement plan.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and originators, individually and as a group. Unless otherwise stated, the stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to their shares:

The persons named below may be deemed to be a parents and promoters of our company within the meaning of such terms under the Securities Act, as amended, by virtue of his/its direct and indirect stock holdings.

------------------------- --------------------------------------------- --------------------------------- ---------------------
     TITLE OF CLASS       NAME AND ADDRESS OF BENEFICIAL OWNER [4] [9]  AMOUNT AND NATURE OF BENEFICIAL     PERCENT OF CLASS[8]
                                                                                 OWNERSHIP [2]
------------------------- --------------------------------------------- --------------------------------- ---------------------
Common Stock              Carol A. Dunne                                            660,000                           11.25%
------------------------- --------------------------------------------- --------------------------------- ---------------------
Common Stock              Charles A. Cleveland [6] [7]                              770,000                           12.55%
------------------------- --------------------------------------------- --------------------------------- ---------------------
Common Stock              Arthur P. Dammarell, Jr. [1]                              700,000                           11.94%
------------------------- --------------------------------------------- --------------------------------- ---------------------
Common Stock              Bruce E. Cox [1] [5]                                      660,000                           10.99%
------------------------- --------------------------------------------- --------------------------------- ---------------------
Common Stock              Paul E. Fredericks [1]                                    700,000                           11.94%
------------------------- --------------------------------------------- --------------------------------- ---------------------
Common Stock              Daniel W. Schneider [3] and Deborah H.                    700,000                           11.94%
                          Schneider 2000 Revocable Trust
------------------------- --------------------------------------------- --------------------------------- ---------------------

[1] A Director and Executive Officer.
[2] All of these shares are restricted pursuant to Rule 144.
[3] Former Director and Executive Officer up until his death in September 2002. [4] For purposes of the table, a person is considered to "beneficially own" any shares with respect to which he/she directly or indirectly has or shares voting or investment power or of which he or she has the right to acquire the beneficial ownership within 60 days. Unless otherwise indicated and subject to applicable community property law, voting power and investment power are exercised solely by the person named above or shared with members of his or her household.
[5] Total unexercised options held by Mr. Cox is 140,000. Such options contain anti-dilution provisions.
[6] Total unexercised options held by Mr. Cleveland is 160,000. Such options contain anti-dilution provisions.
[7] In January 2005, Mr. Cleveland was issued 110,000 shares of common stock, as part of legal fees for work done on Form SB-2 in 2004.
[8]Based on 5,865,000 shares of Common Stock outstanding at March 25, 2005.
[9] Address for beneficial owners: 17922 N. Hatch Rd., Colbert, WA 99005.

FUTURE SALES BY EXISTING STOCKHOLDERS

Our six largest shareholders own, collectively, 4,190,000 shares of our common stock. These shares are "restricted securities" as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. We will not register any of these shares pursuant to this prospectus.

In April, 2000 we issued 3,000,000 common shares to directors, officers and other incorporators at a price of $0.0025 per share for gross proceeds of $7,500. During October 2000, we completed a private placement of 1,400,000 shares of Common Stock at a price of $0.05 per share for gross proceeds of $70,000. We are not registering any of these shares pursuant to this prospectus. The 1,400,000 shares may be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition under the Rule 144.

Shares purchased in this offering, which will be immediately resalable, and sales of all other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

Our authorized capital includes 100,000,000 shares of common stock with $0.001 par value and 5,000,000 shares of preferred stock with $0.0001 par value. As of March 25, 2005, there were 5,865,000 shares of common stock outstanding. The 5,865,000 shares of common stock outstanding does not include options granted to officers, directors and originators during the fourth quarter of 2002 and not yet exercised. The unexercised granted options total 300,000 shares and became fully vested on January 25, 2003. There are -0- shares of preferred stock outstanding.

The holders of our common stock:

     o have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

     o are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding-up of our affairs;

     o do not have preemptive or preferential rights to subscribe for or purchase their proportionate part of any shares which may be issued by us at any time; and

     o are entitled to one non-cumulative vote per share on all matters on which stockholders may vote;

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

On April 5, 2005, we were approved for listing on the OTCBB under the symbol "NVAO". The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market makers will not be permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. If our common stock were not quoted on the OTCBB, trading in our common stock would be conducted, if at all, in the over-the-counter market. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of the common stock. Please refer to "Risk Factors - You may not be able to sell the stock you purchase in this offering on terms you consider reasonable."

The lack of liquidity in our common stock is likely to make the trading price our common stock volatile and subject to wide fluctuations, assuming that any trades do occur in the secondary market. Additionally, our stock price may become subject to wide fluctuations in response to the following: quarterly variations in operating results, announcements of technological innovations or new products and services by us or our competitors, stock price performance of other companies that investors may deem comparable to ours, and other events or factors. In addition, the stock market in general, and the market prices for thinly traded companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a security, securities class action litigation has often been instituted against such company. Such litigation, if instituted, whether or not successful, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business, results of operations and financial condition. It is possible that wide fluctuations in the trading price of our common stock could result in class action litigation against us, which even if such actions were successfully defended, would result in large expenses that would have a material, adverse effect on financial condition.

"PENNY STOCK" REQUIREMENTS

The SEC has adopted a rule that defines a "penny stock", for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and

     o that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person's account for transactions in penny stocks, the broker or dealer must:

     o obtain financial information and investment experience and objectives of the person; and

     o make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and

     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling shares purchased under this prospectus and may cause the price of our shares to decline.

WARRANTS

On February 27, 2004, we issued 69,500 warrants to Public Securities, Inc. Public Securities acted as placement agent in connection with the thirty securities purchase agreements. Public Securities, Inc. introduced us to the selling security holders and assisted us with structuring the securities purchase agreements. As consideration for Public Securities` services as placement agent in connection with these securities purchase agreements, we paid $8,623, or 12.41% of the gross proceeds, to Public Securities, and issued them Warrants to purchase up to 69,500 shares of our common stock, exercisable at a price of $0.14 per share. The warrants are exercisable until February 27, 2009. The underlying stock is being registered by this Prospectus. Any securities issued to Public Securities are restricted pursuant to NASD Rule 2710(g). As a condition of listing on the OTC Bulletin Board, Public Securities agreed that with respect to shares that could be issued to Public upon exercise of the warrants for 69,500 shares, the shares cannot be offered, sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities for a period of 180 days immediately following the date of clearance by the NASD Corporate Financing Department, pursuant to Rule 2710 (g) (1).

No other warrants to purchase our common stock have been issued.

PREFERRED STOCK

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights attached to the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

     o   Restricting dividends on the common stock,

     o   Diluting the voting power of the common stock,

     o   Impairing the liquidation rights of the common stock, or

     o   Delaying or preventing a change of control of our company.

There are currently no shares of preferred stock outstanding.

OPTIONS

During 2003, options to acquire 960,000 shares were outstanding. Each option entitled the holder thereof to purchase one share of our common stock at a price of $0.05 per share. These options are exercisable until November 25, 2005. These options were issued by us in connection with a private placement of common shares issued to the original incorporators. The options granted were non-dilutive. As of September 1, 2003, 640,000 shares had been issued pursuant to the exercise of the options. On

December 7, 2004, 20,000 shares were issued to Bruce Cox pursuant to the exercise of options granted in 2002. Options for 300,000 shares remain unexercised at December 31, 2004.

On May 20, 2003, we adopted a Stock Incentive Plan, which must be approved by our shareholders. The number of shares proposed to be allocated would be 600,000. The Plan would be administered by the Company's Compensation Committee.

No other options to purchase our common stock have been issued.

NON-CUMULATIVE VOTING

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

A simple majority vote is required for shareholders to take action.

DIVIDENDS

As of the date of this Offering Memorandum, we have not paid any dividends to stockholders. The declaration of any future dividend will be at the discretion of our board of directors and will depend on our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

STOCK TRANSFER AGENT

Our stock transfer agent for our securities is: Columbia Stock Transfer Company, P.O. Box 2196, Coeur d' Alene, Idaho, 83814. Telephone: (208) 664-3544 / Fax:
(208) 664-3543.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

On April 5, 2005 we were approved for listing on the Over-the-Counter Bulletin Board under the symbol "NVAO". As of March 25, 2005 we had 5,865,000 shares of our common stock outstanding.

On April 15, 2005 our common stock closed on the Over-the-Counter Bulletin Board at $0.25 per share.

The following table sets forth the range of high and low closing bid quotations for our common stock during the period April 5-15, 2005, as reported on the Over-the-Counter Bulletin Board. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

                  --------------------------- ----- -----
                       PERIOD                 HIGH   LOW
                  --------------------------- ----- -----
                  April 5-15, 2005            $0.25 $0.05
                  --------------------------- ----- -----

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock.

As of March 25, 2005, the number of shares of Common Stock that can be sold by officers, directors, principal shareholders, and others pursuant to Rule 144 is 5,170,000.

As of March 25, 2005, there were 47 shareholders of record of our common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of March 25, 2005, there were no loans between any shareholder, officer, or director.

During 2003, options to acquire 480,000 shares were held by our officers and directors. Each option entitled them to buy one share of our common stock at a price of $0.05 per share. The options are exercisable until November 25, 2005. The options granted were non-dilutive. During 2003, Paul Fredericks and Arthur Dammarell, Jr. had acquired 320,000 shares on the exercise of the options. On December 7, 2004, Bruce Cox acquired 20,000 shares on the exercise of a portion of his options granted in 2002. As of the date of this Prospectus, Bruce Cox had not exercised his options for 140,000 shares.

Charles A. Cleveland, our securities counsel and a shareholder, is also counsel to Public Securities, Inc. Public Securities acted as our placement agent and sold our most recent private placement offering terminated in February 2004.

                                   LITIGATION

To the best of our knowledge, we are not a party to any pending litigation and none is contemplated or threatened.

                                 INDEMNIFICATION

Our Articles of Incorporation, as amended, limit, to the maximum extent permitted by law, the personal liability of our directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

Nevada law provides that Nevada corporations may include within their articles of incorporation provisions eliminating or limiting the personal liability of their directors and officers in shareholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve intentional misconduct, fraud, a knowing violation of law or payment of dividends in violation of the Nevada statutes. Nevada law also allows Nevada corporations to include in their articles of incorporation or bylaws provisions to the effect that expenses of officers and directors incurred in defending a civil or criminal action must be paid by the corporation as they are incurred, subject to an undertaking on behalf of the officer or director that he or she will repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Nevada law provides that Nevada corporations may eliminate or limit the personal liability of its directors and officers. This means that the articles of incorporation could state a dollar maximum for which directors would be liable, either individually or collectively, rather than eliminating total liability to the full extent permitted by the law.

Our Charter provides that a director or officer is not be personally liable to us or our shareholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distribution in violation of Nevada Revised Statures, 78.300. In addition, Nevada Revised Statutes, 78.751 and Article XI of our Bylaws, under certain circumstances, provided for the indemnification of the officers and directors of the Company against liabilities which they may incur in such capacities.

The Bylaws also provide that we can purchase and maintain insurance or other financial arrangements on behalf of any person who otherwise qualifies as an Indemnitee under the foregoing provisions. Other financial arrangements to assist the Indemnitee are also permitted, such as the creation of a trust fund, the establishment of a program of self-insurance, the securing of our obligation of indemnification by granting a security interest or other lien on any of our assets (including cash) and the establishment of a letter of credit, guaranty or surety.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

Our attorney, Charles A. Cleveland, P.S., Spokane, Washington will pass upon the validity of the issuance of the shares of common stock offered hereby and certain other legal matters. Charles A. Cleveland, the sole shareholder of the law firm, beneficially owns 610,000 shares as of March 25, 2005, as well as a non-dilutive option to acquire 160,000 shares of common stock. Mr. Cleveland is also counsel to Public Securities, Inc.

                                     EXPERTS

Our financial statements for the year ended December 31, 2004, included in this prospectus, have been audited by DeCoria, Maichel & Teague P.S., of Spokane, Washington as set forth in their report included in this prospectus and have been included in reliance upon such representation of and upon the authority of such firm as experts in accounting and auditing.

                            GLOSSARY OF CERTAIN TERMS

You may find the following definitions helpful in your reading of this prospectus.

Anticline is a geologic structure in which the sedimentary strata are folded to form an arch or dome.

Basin is a segment of the crust of the Earth which has been downwarped and in which thick layers of sediments have accumulated over a long period of time.

Condensate refers to hydrocarbons associated with natural gas which are liquid under surface conditions but gaseous in a reservoir before extraction.

Depletion is the reduction in petroleum reserves due to production.

Development Phase refers to the phase in which a proven oil or gas field is brought into production by drilling and completing production wells. Dry Hole is a well drilled without finding commercial quantities of oil or gas.

Exploration Well is a well drilled without knowledge of the contents of the underlying rock.

Farm-In or Farm-Out refers to a common form of agreement between petroleum companies where the holder of the petroleum interest agrees to assign all or part of an interest in the ownership to another party that is willing to fund agreed exploration activities.

Formation is a reference to a group of rocks of the same age extending over a substantial area of a basin.

Horizontal Wellbores refers to exploration and/or development drill holes that are drilled at a low angle (relative to the horizon); commonly started from the bottom of an existing vertical hole and diverted to a low angle using in-hole wedges and specialized drill bits.

Hydrocarbons is the general term for oil, gas, condensate and other petroleum products.

Lead is an inferred geological feature or structural pattern which on further investigation may be upgraded to a prospect.

Participating Interest or Working Interest is an equity interest (compared with a royalty interest) in an oil and gas property whereby the participating interest holder pays its proportionate percentage share of development and operating costs and receives the equivalent share of the proceeds of hydrocarbon sales after deduction of royalties due on the gross income.

Pay Zone is the stratum of sedimentary rock in which oil or gas is found.

Prospect is a potential hydrocarbon trap which has been confirmed by geological and geophysical studies to the degree that drilling of an exploration well is warranted.

Reservoir is a porous and permeable sedimentary rock formation containing adequate pore space in the rock to provide storage space for oil, gas or water.

Seal is an impervious sedimentary rock formation overlying a reservoir that prevents the further migration of hydrocarbons.

Seismic refers to a geophysical technique using low frequency sound waves to determine the subsurface structure of sedimentary rocks.

Shut-in is a term applied to wells at which production is intentionally stopped for maintenance, repairs or to await improvement in market price.

Trap is a geological structure in which hydrocarbons build up to form an oil or gas field.

                             INCOME TAX CONSEQUENCES

Purchasers of shares of Common Stock of the Company will receive no tax benefits from their ownership other than those normally incurred pursuant to long-term/short-term capital gains and losses upon the sale of shares.

WE ENCOURAGE AND RECOMMEND THAT EACH NON-U.S. HOLDER CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

                              FINANCIAL STATEMENTS

Our fiscal year end is December 31. We provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by our management and reported on by an Independent Registered Public Accounting Firm.

Our audited financial statements to December 31, 2004 immediately follow:

The financial statements and notes thereto as required under Item 310 of Regulation SB are as follows: Audited financial statements for the years ended December 31, 2004 and 2003.

Audited financial statements for the years ended December 31, 2004 and 2003
---------------------------------------------------------------------------
                                                                            Page
Auditor's Report, dated March 16, 2005......................................27

Balance Sheets as of December 31, 2004 and 2003.............................28

Statements of Operations for the years ended December 31, 2004 and 2003................................................................... 29

Statement of Changes in Stockholders' Equity for the years ended December
31, 2004 and 2003...........................................................30

Statements of Cash Flows for the years ended December 31, 2004 and
2003........................................................................31

Notes to Financial Statements............................................32-38

Supplemental Information (Unaudited).....................................39-40








         (The balance of this page has been intentionally left blank.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of NOVA OIL, INC.


We have audited the accompanying balance sheets of NOVA OIL, INC., ("the Company") as of December 31, 2004 and 2003, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NOVA OIL, INC. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DeCoria, Maichel & Teague P.S.

/s/ DECORIA, MAICHEL & TEAGUE P.S.
Spokane, Washington
March 16, 2005

NOVA OIL, INC.
Balance Sheets
December 31, 2004 and 2003

                                     ASSETS

                                                                        2004                   2003
Current assets:
     Cash                                                        $        35,591        $      56,557
     Accounts receivable                                                   2,896                1,496
     Inventory                                                             5,295                2,716
                                                                 ---------------        -------------
        Total current assets                                              43,782               60,769
                                                                 ---------------        -------------

Fixed assets:
     Oil properties (successful efforts method), net                      21,683               23,358
     Asset retirement obligation, net                                      6,199                    -
                                                                 ---------------        -------------
                                                                          27,882               23,358
                                                                 ---------------        -------------

        Total assets                                             $        71,664        $      84,127
                                                                 ===============        =============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                            $         6,147        $       6,102
                                                                 ---------------        -------------
        Total current liabilities                                          6,147                6,102
                                                                 ---------------        -------------

Asset retirement obligation, net                                           6,621                    -
                                                                 ---------------        -------------
        Total liabilities                                                 12,768                6,102
                                                                 ---------------        -------------

Commitments and contingencies (Note 5)

Stockholders' equity:
     Preferred stock, $0.0001 par value;
       5,000,000 shares authorized; no shares
       issued or outstanding
     Common stock, $0.001 par value; 100,000,000
        shares authorized; 5,755,000 and 5,460,000
        shares issued and outstanding, respectively                        5,755                5,460
     Additional paid-in capital                                          145,456              127,549
     Accumulated deficit                                                 (92,315)             (54,984)
                                                                 ---------------        -------------
        Total stockholders' equity                                        58,896               78,025
                                                                 ---------------        -------------

        Total liabilities and stockholders' equity               $        71,664        $      84,127
                                                                 ===============        =============

The accompanying notes are an integral part of these financial statements.

NOVA OIL, INC.
Statements of Operations
For the years ended December 31, 2004 and 2003




                                                                         2004                  2003

Sales of oil                                                     $        17,570        $      13,273
                                                                 ---------------        -------------

Operating expenses:
     Production expenses                                                  19,826               14,098
     General and administrative expenses                                  33,353               14,897
     Accretion expense                                                       240                    -
     Amortization expense                                                  1,857                1,877
                                                                 ---------------        -------------
                                                                          55,276               30,872
                                                                 ---------------        -------------
Other income:
     Interest income                                                         375                  136
                                                                 ---------------        -------------

Net loss                                                         $        37,331        $      17,463
                                                                 ===============        =============

Net loss per share-basic                                         $         0.01         $         Nil
                                                                 ==============         =============

Weighted average common
shares outstanding-basic                                               5,709,098            4,780,904
                                                                 ===============        =============






The accompanying notes are an integral part of these financial statements.

NOVA OIL, INC.
Statements of Changes in Stockholders' Equity
For the years ended December 31, 2004 and 2003

                                                             Additional
                                           Common Stock        Paid-in    Accumulated
                                         Shares      Amount    Capital      Deficit       Totals
                                      ---------   ---------  ----------  ------------ -----------
Balances, December 31, 2002            4,400,000   $   4,400   $  73,100   $  (37,521)   $  39,979

Issuance of common stock for options
  exercised; $0.05 per share             640,000         640      31,360                    32,000

Issuance of common stock in private
  placement, net of offering costs;
  $0.10 per share                        420,000         420      23,089                    23,509

Net loss                                                                      (17,463)     (17,463)
                                      ---------   ---------  ----------  ------------ -----------

Balances, December 31, 2003            5,460,000       5,460     127,549      (54,984)      78,025

Issuance of common stock in private
  placement, net of offering costs,
  $0.10 per share                        275,000         275      16,927                    17,202

Issuance of common stock for options
  exercised, $0.05 per share              20,000          20         980                     1,000

Net loss                                                                      (37,331)     (37,331)
                                      ---------   ---------  ----------  ------------ -----------

Balances, December 31, 2004            5,755,000   $   5,755   $ 145,456   $  (92,315)   $  58,896
                                       =========   =========   =========   ==========    =========






   The accompanying notes are an integral part of these financial statements.

NOVA OIL, INC.
Statements of Cash Flows
For the years ended December 31, 2004 and 2003




                                                                         2004                  2003

Cash flows from operating activities:
     Net loss                                                    $       (37,331)       $     (17,463)
     Adjustments to reconcile net loss to net cash
       used by operating activities:
        Amortization and accretion                                         2,097                1,877
     Change in:
        Accounts receivable                                               (1,400)               1,489
        Inventory                                                         (2,579)              (1,738)
        Accounts payable                                                      45                5,404
                                                                 ---------------        -------------
            Net cash used by operating activities                        (39,168)             (10,431)
                                                                 ---------------        -------------

Cash flows from financing activities:
     Proceeds from private placement sale of common
        stock, net of offering costs                                      17,202               23,509
     Proceeds from exercise of common stock options                        1,000               32,000
                                                                 ---------------        -------------
            Net cash provided by financing activities                     18,202               55,509
                                                                 ---------------        -------------


Net change in cash                                                       (20,966)              45,078

Cash, beginning of year                                                   56,557               11,479
                                                                 ---------------        -------------

Cash, end of year                                                $        35,591        $      56,557
                                                                 ===============        =============






   The accompanying notes are an integral part of these financial statements.

NOVA OIL, INC.
Notes to Financial Statements

1.       Description of Business

NOVA OIL, INC. (the "Company") is a Nevada Corporation that was formed on February 25, 2000. The Company was organized to acquire and develop working interests in oil and gas properties in the United States.

The financial statements are presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The Company has incurred operating losses since its inception. This condition raises substantial doubt as to the Company's ability to continue as a going concern.

Management's plans for the continuation of the Company as a going concern include financing the Company's operations through sales of its unregistered common stock. There are no assurances, however, with respect to the future success of these plans. The financial statements do not contain any adjustments, which might be necessary, if the Company is unable to continue as a going concern.

Unless otherwise indicated, amounts provided in these notes to the financial statements pertain to continuing operations.

2.       Summary of Significant Accounting Policies

Basis of presentation
---------------------

Included in the Company's production expenses as presented are all direct expenses of oil production, including repairs, severance taxes and royalties. Not included in production expenses are accretion and amortization expenses, and corporate administration expenses.

Revenue recognition
-------------------

The Company recognizes revenue associated with the sale of its crude oil when the purchaser accepts title by taking physical delivery of the oil. The commodity price paid for the Company's crude oil, West Texas/New Mexico Intermediate, is set by Koch's daily average for the calendar month immediately prior to the month that the purchaser takes delivery.

Cash and cash equivalents
-------------------------

For the purpose of the balance sheets and statements of cash flows, the Company considers all highly liquid investments purchased, with an original maturity of three months or less, to be cash equivalents.

NOVA OIL, INC.
Notes to Financial Statements

2.       Summary of Significant Accounting Policies, Continued:

Use of estimates
----------------

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Income taxes
------------

The Company uses the liability method of accounting for income taxes, whereby deferred income tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

Net loss per share
------------------

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during each year. Diluted net loss per share reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. At December 31, 2004 and 2003, there were 369,500 and 320,000, respectively, shares available for issuance upon exercise of options and warrants. The effect of potential issuances of shares under these options and warrants would be anti-dilutive, and therefore only basic loss per share is presented.

Oil and gas properties
----------------------

The Company's oil and gas properties consist of working interests in producing oil wells having proved reserves. Unless otherwise indicated, quantitative information contained herein regarding the Company's oil and gas properties and the production there from relates to these working interests. All of the Company's oil and gas properties are in the United States.

The Company follows the successful efforts method of accounting for its oil and gas operations. Under this method of accounting, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether an individual well has found proved reserves. If it is determined that an exploratory well has not found proved reserves, the costs of drilling the well are expensed. The costs of development wells are capitalized whether productive or nonproductive. The Company amortizes capitalized costs on the units-of-production method based on production and total estimated proved reserves.

NOVA OIL, INC.
Notes to Financial Statements

2.       Summary of Significant Accounting Policies, Continued:

Oil and gas properties, continued:
----------------------

In 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The standard requires that long-lived assets and associated intangibles be written down to their fair values whenever an impairment review indicates that the carrying value cannot be recovered.

An impairment loss is recorded if the net capitalized costs of proved oil and gas properties exceed the aggregate undiscounted future net revenues determined on a property-by-property basis. The impairment loss recognized equals the excess of net capitalized costs over the related fair value determined on a property-by-property basis.

Fair values of financial instruments
------------------------------------

The carrying amounts of financial instruments, including cash, accounts receivable, and accounts payable, approximated their fair values as of December 31, 2004 and 2003.

Segment information
-------------------

During the years ended December 31, 2004 and 2003, all of the Company's revenue came from sales of oil to one customer. The Company's only industry segment is oil and gas production.

Accounts Receivable
-------------------

Accounts receivable consist solely of amounts due from the operator of the Company's oil wells. The company records an allowance for doubtful accounts if it is specifically identified that its receivable will not be collected. At December 31, 2004 and 2003 the Company had recorded no allowance for doubtful accounts as it believes its accounts receivable to be fully collectible.

Inventories
-----------

Inventories consist of crude oil in storage and are recorded at cost of production on a first-in, first-out basis or market price, whichever is lower.

Stock-based compensation
------------------------

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), as amended by SFAS No. 148, requires companies to recognize stock-based compensation expense based on the estimated fair value of employee stock options. Alternatively, SFAS No. 123 allows companies to retain the current approach set forth in APB Opinion 25, "Accounting for Stock Issued to Employees," provided that expanded footnote disclosure is presented. The Company has not adopted the fair value method of accounting for stock-based compensation under SFAS No. 123, but provides the pro forma disclosure required when appropriate.

NOVA OIL, INC.
Notes to Financial Statements

2.       Summary of Significant Accounting Policies, Continued:

New accounting pronouncements
-----------------------------

On December 16, 2004, the Financial Accounting Standards Board ("the FASB") issued Statement of Financial Accounting Standards, or Statement No. 123 (revised 2004), Share-Based Payment ("Statement 123(R)"), which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("Statement 123"). Statement 123(R) supersedes Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows." Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. Statement 123(R) requires that all share-based payments to employees, including grants of employee stock options, be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an option. Statement 123(R) is effective for small business issuers at the beginning of the first interim or annual period beginning after December 15, 2005.

In December 2004, the FASB issued Statement of Financial Accounting Standards 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 with earlier adoption permitted. The provisions of this statement shall be applied prospectively. The Company's adoption of SFAS 153 is not expected to have a material impact on the Company's results of operations, financial position or cash flows.

3.       Oil and Gas Properties

The Company's oil and gas properties consist of working interests in two oil and gas wells (the "Smith Boswell #1" and the "Steinbach Unit #1"). The Smith Boswell #1 is a 43.73 acre unit and the Steinbach Unit #1 is a 40.32 acre unit, both located in the Ruth Mackey Survey, Abstract 47, Bastrop County, Texas. Each of the working interests grants the Company a 49.5% working interest, or a 38.61% net revenue interest after underlying royalty payments, in the oil and gas produced and marketed from each well.

The following table presents the Company's capitalized costs and accumulated amortization at December 31, 2004 and 2003, relating to its oil and gas reserves:

                                           2004        2003

          Proved reserves purchased     $  29,700   $  29,700
          Accumulated amortization         (8,017)     (6,342)
                                        ---------   ---------
          Net proved reserves           $  21,683   $  23,358
                                        =========   =========

NOVA OIL, INC.
Notes to Financial Statements

4.       Asset Retirement Obligation

The Company has adopted Statement of Financial Accounting Standards 143, "Accounting for Asset Retirement Obligations," which establishes a uniform methodology for accounting for estimated reclamation and abandonment costs. During 2004 the Company recorded an asset retirement cost related to costs associated with closing its oil wells at retirement. An asset retirement obligation representing the present value of estimated closure cost liability was also recorded in the amount of $6,381. The asset retirement obligation is adjusted for the accretion of the present value discount, which is charged to operations. The asset retirement cost is amortized to operations over the life of the related oil wells. Accretion expense of $240 and amortization expense of $182 relating to the asset retirement obligation and asset retirement cost, respectively, were recorded during 2004.

5.       Commitments and Contingencies

In connection with the purchase of working interests in two oil and gas wells (See Note 3), the Company entered into an operating agreement with the seller of the interests and operator of the wells. The agreement, modeled after agreements standard and customary to the oil industry, commits the Company to pay its share of joint interest operating costs incurred in the operation, maintenance and potential future development of the wells. The joint interest payments are billed monthly by the operator and are due fifteen days after receipt. Oil prices are extremely volatile and instances may occur where the Company's revenues received from oil sales are less than its corresponding production expenses. In addition, oil well repair and maintenance activities may interrupt oil sales revenue and add to overall operation costs.

6.       Income Taxes

The Company recorded no income tax provision for the years ended December 31, 2004 and 2003, as during those years only net losses were incurred. At December 31, 2004 and 2003, the Company had deferred tax assets of approximately $31,400 and $18,700, respectively. The deferred tax assets were calculated assuming a 34% marginal income tax benefit rate. The deferred tax assets resulted principally from net income tax operating loss carryforwards of approximately $92,300 and $55,000, at December 31, 2004 and 2003, respectively.

The deferred tax assets for both years were fully reserved for, as the Company's management is uncertain whether it is "more likely than not" that the assets will be utilized at this stage of the Company's development.

7.       Stockholders' Equity

Common stock
------------

The Company has one class of common stock available for issue. The common stock is non-assessable and has a par value of $0.001. At December 31, 2004 and 2003, 100,000,000 shares were authorized for issue and 5,755,000 and 5,460,000 shares, respectively, were issued and outstanding.

NOVA OIL, INC.
Notes to Financial Statements

7.       Stockholders' Equity, Continued:

Private placement
-----------------

During 2003, the Company offered restricted shares of its common stock for sale in a private placement to certain accredited investors. The offering, which was exempt from registration under the Securities Act of 1933 ("the Act") pursuant to Section 4(2) of the Act and Rule 506 of Regulation D, offered up to 2,000,000 shares of the Company's restricted common stock for sale at $0.10 per share. Net proceeds from the offering, after accrued underwriter commissions, legal expenses, and other offering costs, were $17,202 and $23,509 during 2004 and 2003, respectively. The Company terminated the offering on February 27, 2004.

Exercise of options
-------------------

During 2004, the Company issued 20,000 shares of its common stock to an officer/director of the Company for $1,000, or $0.05 per share. During 2003, the Company issued 640,000 shares of its common stock to two directors and two shareholders for $32,000 or $0.05 per share. The issuances resulted from the exercise of common stock options that were granted to the Company's directors and originators pursuant to a motion adopted November 18, 2002, by the Company's Board of Directors. The options, which became vested January 25, 2003, were issued to provide continued financing to the Company and are exercisable at $0.05 per share and expire on November 25, 2005. At December 31, 2004 and 2003, 300,000 and 320,000 options, respectively, were outstanding.

Warrants
--------

A placement agent was issued 69,500 stock purchase warrants exercisable at $0.14 per share in connection with an offering of shares of the Company's restricted common stock (see Private placement). The warrants may be exercised at any time after February 27, 2004, but no later than February 27, 2009. No measurable cost has been associated with the warrants, as management has determined that their fair value is nil.

Stock incentive plan
--------------------

On May 20, 2003, the Board of Directors adopted a Stock Incentive Plan ("the Plan") for employees, officers, directors, originators, and advisors. The number of shares proposed to be allocated would be 600,000. The Plan would be administered by the Company's Compensation Committee. The Plan was pending ratification by shareholder approval as of December 31, 2004, and no options had been issued pursuant to the Plan.

Preferred stock
---------------

The Company is authorized to issue 5,000,000 shares of Preferred Stock with a par value of $0.0001 per share, none of which had been issued at December 31, 2004 or 2003.

NOVA OIL, INC.
Notes to Financial Statements

8.       Related Party Transactions

The Company is provided certain administrative services and office spaces by a director for no charge to the Company. The value of these services and office space is immaterial individually and in the aggregate to the Company's financial statements.

9.       Subsequent Event

On January 28, 2005, the Company's Board of Directors resolved to pay a December 31, 2004, account payable in the amount of $4,400 by issuing 110,000 shares of its common stock.

NOVA OIL, INC.
Supplemental Information
For the years ended December 31, 2004 and 2003 (Unaudited)

The following notes include unaudited supplemental financial information as currently required by the Securities and Exchange Commission ("SEC") and the Financial Accounting Standards Board.

10.      Estimated Quantities of Oil and Gas Reserves

Proved reserves are the estimated quantities of crude oil, which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves which can be expected to be recovered through existing wells with existing equipment and under existing operating conditions.

The estimation of reserves requires substantial judgment on the part of petroleum engineers and may result in imprecise determinations, particularly with respect to new discoveries. Accordingly, it is expected that the estimates of reserves will change as future production and development information becomes available and that revisions in these estimates could be significant.

The Company's proved reserves are contained on approximately 84 acres located in Bastrop County, Texas, of which approximately 42 acres represent the Company's net working interests.

The following table is a reconciliation of the Company's estimated net quantities of proved oil reserves, based upon net oil production to be generated from the Company's working interests and as estimated by petroleum consultants. The Company's current oil and gas properties have no remaining natural gas reserves.

                                                                    Barrels
                                                                     of Oil
                                                                    -------
          Proved reserves, December 31, 2002                          7,843
             Oil production for the year ended December 31, 2003       (583)
                                                                    -------
          Proved reserves, December 31, 2003                          7,260
             Oil production for the year ended December 31, 2004       (500)
                                                                    -------
          Proved reserves, December 31, 2004                          6,760
                                                                    =======

11.      Standardized Measure of Discounted Future Net Cash Flows

Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities," prescribes guidelines for computing a standardized measure of future net cash flow and changes therein relating to estimated proved reserves. The Company has followed these guidelines, which are briefly discussed in the following paragraphs.

Future cash inflows and future production and development costs are determined by applying year-end oil prices and costs to the estimated quantities of oil to be produced. Estimated future income taxes are computed using current statutory income tax rates including consideration for estimated future depletion. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

NOVA OIL, INC.
Supplemental Information
For the years ended December 31, 2004 and 2003 (Unaudited)

11. Standardized Measure of Discounted Future Net Cash Flows, Continued:

The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

The following summary sets forth the Company's future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in Statement of Financial Accounting Standards No. 69, at December 31, 2004 and 2003:

                                                       2004           2003

          Future cash inflows                      $   270,950    $   224,825
          Future production costs                     (201,500)      (201,552)
          Future income tax (provision) benefit        (13,515)         2,185
                                                   -----------    -----------
          Future net cash flows                         55,935         25,458
          Effect of 10% discount factor                (20,170)        (1,671)
                                                   -----------    -----------
          Standardized measure of discounted
             future net cash flows                 $    35,765    $    23,787
                                                   ===========    ===========

Year-end oil prices used in calculating the standardized measure of discounted future net cash flows at December 31, 2004 and 2003 were $40.08 and $28.23 per barrel, respectively.

The principal sources of changes in the standardized measure of discounted future net cash flows are as follows for the years ended December 31, 2004 and 2003:

                                                        2004           2003

          Standardized measure, beginning of year  $    23,787    $    31,792
          Effect on sales of change in oil prices       72,826         12,959
          Sales of oil produced, net of costs          (60,848)       (20,964)
                                                   -----------    -----------
          Standardized measure, end of year        $    35,765    $    23,787
                                                   ===========    ===========








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